Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACT:	Don Tomoff Vice President, Finance and Treasurer Jo-Ann Stores, Inc. 330/463-6815 http://www.joann.com

JO-ANN STORES ANNOUNCES FINANCIAL RESULTS

FOR THE THIRD QUARTER

HUDSON, OH – November 14, 2005 – Jo-Ann Stores, Inc. (NYSE:JAS) today announced financial results for its fiscal 2006 third quarter ended October 29, 2005. Net loss for the quarter was $4.1 million, or $0.18 loss per diluted share, compared with net income of $6.9 million, or $0.30 per diluted share in fiscal 2005.

Net sales for the third quarter increased 5.8% to $474.2 million from $448.3 million in the prior year. Same-store sales increased 0.7% versus a 0.9% same-store sales decrease for the same period last year.

Net sales for the nine-month period ended October 29, 2005 were $1.28 billion versus $1.22 billion in the same period in the prior year. Year-to-date same-store sales increased 0.3%, versus a same-store sales increase of 2.7% in the same period a year ago.

Results for the prior year reflect the necessary adjustments to restate the Company’s accounting for leases, as discussed in the Company’s 2005 Annual Report on Form 10-K.

Review of Operating Results

Operating loss for the third quarter was $1.7 million, or 0.4% of net sales, versus an operating profit of $14.7 million, or 3.3% of net sales, in the prior year’s third quarter.

Gross margins for the quarter decreased to 45.6% of net sales from 47.8% in the third quarter last year, due to higher promotional activity and markdowns compared to a year ago.

Selling, general and administrative expenses, excluding other expenses separately identified in the statement of operations, increased to 42.3% of net sales in the third quarter from 40.2% in the same quarter last year. The increase in percentage is due to the lack of leverage from same-store sales results, coupled with an increase in advertising, logistics costs, and normal inflationary increases in operating expenses.

Alan Rosskamm, chairman and chief executive officer commented, “While our results stem in part from general industry softness, particularly in softlines and home-related categories, it is clear that decisions we made have compounded the problem. We went into the year with what proved to be an aggressive sales plan, and made inventory commitments in an attempt to energize our sales in the second-half of the year. Unfortunately, we did not anticipate the extent of the slowing demand and customer traffic, which has dramatically declined in the third quarter. We now face the challenge of liquidating excess inventory in a very difficult retail environment. The result has been and likely will continue to be deteriorating gross margins, as we are forced to take markdowns to sell through inventories.”

Operating profit for the nine-month period was $1.4 million, versus an operating profit of $33.1 million for the same period in the prior year.

The Company opened 11 superstores and one traditional store in the third quarter and closed 17 traditional stores. Subsequent to the end of the third quarter, the Company has opened an additional 12 superstores and one traditional store, and closed ten traditional stores. Year-to-date, the Company has opened 40 superstores and four traditional stores, and closed 50 traditional stores. For the balance of the year, the Company expects to close four traditional stores.

Mr. Rosskamm continued, “We are taking aggressive actions to address our business situation. In addition to necessary inventory liquidation, we are developing plans to modify our product mix next year as we reallocate store space from less productive finished seasonal categories to the better performing craft related categories. We will also take meaningful steps next year to restore gross margins and reduce expenses, particularly in the areas of ad spending, distribution costs, store opening and related administrative expenses. While we are heavily focused on these opportunities, it is unlikely that we will be in a position to deliver earnings improvement until at least the second half of next year.”

Mr. Rosskamm concluded, “We have a significant opportunity to build a new leadership team at Jo-Ann. I continue to believe passionately in our superstore transformation strategy, but recognize the absolute need to further refine our ability to consistently deliver a truly compelling offer to our customers.”

Fiscal 2006 Fourth Quarter Outlook

Based on actual results to date, a challenging retail environment and an aggressive promotional calendar, management believes same-store sales could range from a decline of 3% to an increase of 1% for the fourth quarter of fiscal 2006 compared to a 4.3% same-store sales increase for the same period last year.

For the remainder of this fiscal year, the Company will focus on maximizing inventory sell through. As a result, management estimates that the gross margin rate for the fourth quarter of fiscal 2006 will decrease relative to the same period in the prior year by 300 to 500 basis points.

The earnings that the Company is ultimately able to realize in fiscal 2006 are highly dependent on the sales performance and gross margin rates that it actually achieves in the fourth quarter. Given the high level of uncertainty and the wide range of possible sales and gross margin rate outcomes, the Company has determined it is of little value to provide an excessively broad range of earnings guidance for the fourth quarter of fiscal 2006.

Conference Call on the Web

Investors will have the opportunity to listen to the third quarter earnings conference call at
4:30 p.m. ET today. The call can be accessed via the Internet through Streetevents at http://www.streetevents.com and on our website at http://www.joann.com (go to the top of our home page and click on “About Jo-Ann Stores,” click on “Our Company,” click on “Investor Relations,” then click on the Conference Call icon). To listen to the live call, please go to the website at least ten minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call. The replay may be accessed at http://www.joann.com and at http://www.streetevents.com or by phone at 800-642-1687, conference ID #1346861.

Jo-Ann Stores, Inc. (http://www.joann.com), the leading national fabric and craft retailer with locations in 47 states, operates 691 Jo-Ann Fabrics and Crafts traditional stores and 154 Jo-Ann superstores.

This press release contains forward-looking statements that are subject to certain risks and uncertainties. Our actual results, performance or achievements may materially differ from those expressed or implied in the forward-looking statements. Risks and uncertainties that could cause or contribute to such material differences include, but are not limited to, general economic conditions, changes in customer demand, changes in trends in the fabric and craft industry, seasonality, the availability of merchandise, changes in the competitive pricing for products, longer-term unseasonable weather or wide spread severe weather, the impact of our and our competitors store openings and closings, the successful and timely completion and integration of the Company’s new distribution center, our ability to recruit and retain management personnel, our ability to sell through our inventory at acceptable prices, fuel and energy costs, changes in tariff and freight rates, consumer debt levels, and other capital market and geo-political conditions. Other important factors that may cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company’s Securities and Exchange Commission filings.

JO-ANN STORES, INC.
Consolidated Statements of Operations
(Unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	October 29,	October 30,	October 29,	October 30,
	2005	2004	2005	2004
(Dollars in millions, except per share data)		(Restated)		(Restated)
Net sales	$474.2	$448.3	$1,278.7	$1,224.2
Cost of sales	257.9	234.1	672.8	629.1
Gross margin	216.3	214.2	605.9	595.1
Selling, general and administrative expenses	200.8	180.2	554.8	505.0
Store pre-opening and closing costs	8.5	6.5	17.4	15.0
Depreciation and amortization	10.5	10.9	31.1	31.9
Stock-based compensation expense	(1.8)	1.9	1.2	5.9
Debt repurchase expenses	—	—	—	4.2
Operating (loss) profit	(1.7)	14.7	1.4	33.1
Interest expense, net	4.1	3.8	8.7	10.8

(Loss) income before income taxes	(5.8)	10.9	(7.3)	22.3
Income tax (benefit) provision	(1.7)	4.0	(2.3)	8.4

Net (loss) income	$(4.1)	$6.9	$(5.0)	$13.9

Net (loss) income per common share – basic	$(0.18)	$0.31	$(0.22)	$0.63

Net (loss) income per common share – diluted	$(0.18)	$0.30	$(0.22)	$0.61

Weighted average shares outstanding (in thousands):
Basic	22,703	22,289	22,589	22,077
Diluted	22,703	22,952	22,589	22,828

OTHER INFORMATION
Number of stores open at period end:
Traditional stores			700	744
Superstores			142	114
			842	858

Square footage at period end (000’s):
Traditional stores			10,226	10,821
Superstores			5,753	4,732

			15,979	15,553

Average square footage per store:
Traditional stores			14,609	14,544

Superstores			40,513	41,508

JO-ANN STORES, INC.
Condensed Consolidated Balance Sheets

	(Unaudited)
	October 29,	October 30,	January 29,
	2005	2004	2005
(Dollars in millions)		(Restated)
Assets
Current assets:
Cash and cash equivalents	$24.1	$33.7	$79.6
Inventories	654.1	530.2	439.7
Deferred income taxes	21.3	18.5	21.3
Prepaid expenses and other current assets	24.5	19.1	22.3

Total current assets	724.0	601.5	562.9
Property, equipment and leasehold improvements, net	297.3	232.3	238.0
Goodwill, net	27.1	26.5	27.1
Other assets	10.9	9.7	11.3

Total assets	$1,059.3	$870.0	$839.3

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$203.1	$167.0	$167.2
Accrued expenses	56.3	59.7	91.6

Total current liabilities	259.4	226.7	258.8
Long-term debt	290.0	200.0	100.0
Deferred income taxes	27.6	28.7	27.6
Lease obligations and other long-term liabilities	70.0	40.6	44.0
Shareholders’ equity	412.3	374.0	408.9
Total liabilities and shareholders’ equity	$1,059.3	$870.0	$839.3